CarParts.com Announces Changes to Its Board of Directors

Torrance, CA (November 12, 2020) – CarParts.com, Inc. (NASDAQ: PRTS) ("CarParts.com"), announced today Joshua L. Berman informed the Company of his decision to step down from the CarParts.com Board of Directors effective immediately. In addition, the Company also announced earlier today that Dr. Lisa Costa has been appointed to the Board's Class III directors.

“On behalf of the entire CarParts.com organization, I would like to thank Josh for his exceptional service and commitment to the company. Josh been instrumental in CarParts.com’s transformation and made significant contributions to the company's strategic direction over the years. We will miss his experience and wish him all the best in his future endeavors.” said CarParts.com CEO Lev Peker. “Today we also welcome Dr. Lisa Costa to the Board of Directors and look forward to Dr. Costa lending her wealth of knowledge and expertise in business, technology, data analytics, and eCommerce to the organization.”

Mr. Berman, the former President of BeachMint and Slingshot Labs, was one of CarParts.com’s first Board members following the company’s decision to go public. For well over a decade, he has provided CarParts.com invaluable guidance on its accounting, investments, and ecommerce strategy. Mr. Berman also served as Chairman of the Board’s Compensation Committee and as a member of the Board Nominating and Corporate Governance Committee.

“I am grateful for the years I have spent on the CarParts.com Board of Directors,” said Mr. Berman. “It has been thrilling to be part of the company’s evolution, and to see the company become a true ecommerce leader. I look forward to the next chapter, and wish my CarParts.com family continued success.”

About CarParts.com

For over 25 years, CarParts.com has been a leader in the e-commerce automotive aftermarket, providing collision, engine, and performance parts and accessories. With over 50 million parts delivered, we've helped everyday drivers across the continental United States find the right parts to keep their vehicles on the road.

With a focus on the end-to-end customer experience, we've designed our website and sourcing network to simplify the way drivers get the parts they need. Our vehicle selector and easy-to-navigate, mobile-friendly website offers customers guaranteed fitment and a convenient online shopping experience. And with our own wide distribution network, we bring the very best brands and manufacturers directly to consumer hands, cutting out all the brick-and-mortar supply chain costs to provide quality parts at a discount for our loyal customers. Combined with our 90-day return policy and satisfaction guarantee, CarParts.com makes it simple for customers to get parts delivered straight to their door.

CarParts.com is headquartered in Torrance, California.

Media Contact:

Sasha Trosman

strosman@carparts.com.

Investor Contact:

Ryan Lockwood

rlockwood@carparts.com